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                           SANDY SPRING BANCORP, INC.

                           ANNAPOLIS BANCSHARES, INC.


                               JOINT NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Sandy Spring Bancorp, Inc.             Annapolis Bancshares, Inc.
Sandy Spring National Bank             Bank of Annapolis Hunter R. Hollar
John W. Marhefka, Jr.
President and                          President and
 Chief Executive Officer                Chief Executive Officer
(301) 774-6400                         (410) 266-3000

               SANDY SPRING BANCORP TO ACQUIRE BANK OF ANNAPOLIS

  April 17, 1996, Olney, Maryland . . . . Sandy Spring Bancorp, Inc.  (NASDAQ
National Market--SASR) and Annapolis Bancshares, Inc. (NASDAQ--ANNB) today announced the execution of an agreement under which Annapolis Bancshares would be merged into Sandy Spring Bancorp. The agreement calls for each outstanding share of Annapolis Bancshares common stock to be converted into 0.62585 shares of Sandy Spring Bancorp common stock. Sandy Spring Bancorp common stock has a recent market price of $36-5/8 per share. The agreement also calls for the merger of Bank of Annapolis, the wholly owned bank subsidiary of Annapolis Bancshares, into Sandy Spring National Bank of Maryland. Based on recent asset levels, Sandy Spring Bancorp would have consolidated assets of approximately $900 million after the merger.

  Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated, "We are pleased to enter Annapolis through merger with a strong and profitable community institution. We intend to keep the hometown approach of Bank of Annapolis under the banner of Sandy Spring National Bank as we grow in the Annapolis and Anne Arundel County communities."

  Mr. John W. Marhefka, Jr., President and Chief Executive Officer of Annapolis Bancshares, stated, "We are delighted to have the opportunity to affiliate with a community focused bank with the reputation of Sandy Spring National Bank. We look forward to being part of this strong, service oriented and profitable banking organization with deep roots in Maryland and a firm commitment to community banking."

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  The agreement was approved by the Boards of Directors of each company on April
16, 1996. Completion of the merger is subject to regulatory approvals and approval by the shareholders of Annapolis Bancshares. Assuming regulatory and shareholder approvals are received as expected, it is anticipated that the merger will be consummated before the end of 1996.

  Sandy Spring Bancorp expects the merger to have a minimal effect on its consolidated net income and earnings per share in the first year after the planned acquisition, but to produce increases in net income and earnings per share thereafter. The number of shares of Sandy Spring Bancorp Common stock into which each share of Annapolis Bancshares common stock may be converted is subject to adjustment in certain circumstances, based upon changes in the market value of Sandy Spring Bancorp stock. There are currently 4,364,284 shares of Bancorp common stock issued and outstanding and 785,385 shares of Annapolis Bancshares common stock issued and outstanding. The number of Sandy Spring's outstanding shares is expected to increase by approximately 12% as a result of the merger.

  Sandy Spring Bancorp is the bank holding company for Sandy Spring National Bank of Maryland, which has 17 banking offices in Montgomery and Howard County Maryland. As of March 31, 1996, Sandy Spring Bancorp had consolidated assets of approximately $819 million. Sandy Spring Bancorp recently became eligible for trading on the NASDAQ National Market. Annapolis Bancshares operates one banking office in Annapolis, Maryland. At March 31, 1996, Annapolis Bancshares had consolidated total assets of approximately $82 million.

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